Exhibit 99.1

Tronox Reports Third Quarter 2015 Financial Results

Third Quarter 2015 Highlights:

•	Tronox adjusted EBITDA of $86 million excluding $5 million net non-cash lower of cost or market (LCM) charges

•	TiO2 and Alkali operating segments generated adjusted EBITDA of $104 million excluding net non-cash LCM charges and delivered cash of $56 million

•	TiO2 segment generated adjusted EBITDA of $63 million excluding $5 million net non-cash LCM charges and delivered cash of $24 million

•	Alkali segment generated adjusted EBITDA of $41 million and delivered cash of $32 million

•	TiO2 Operational Excellence - $600 million incremental cash flow over 2015-2017 through operating cost and working capital reductions

•	Board declared 14th straight quarterly dividend of $0.25 per share payable on or before December 3, 2015 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on November 16, 2015

STAMFORD, Conn., (November 4, 2015) – Tronox Limited (NYSE:TROX) today reported third quarter 2015 revenue of $575 million compared to $429 million in the third quarter 2014 and $617 million in the second quarter 2015. Adjusted EBITDA was $86 million (excluding $5 million of net non-cash LCM charges), compared to $101 million (excluding $1 million of net non-cash LCM charges) in the year-ago quarter and $116 million (excluding $49 million of net non-cash LCM charges) in the second quarter. Adjusted net loss attributable to Tronox Limited in the third quarter 2015 was $53 million, or $0.46 per diluted share, versus adjusted net income of $6 million, or $0.05 per diluted share, in the prior-year quarter and an adjusted net loss of $81 million, or $0.70 per diluted share, in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “Reflecting the strength and cash generating abilities of our two vertically integrated businesses under all market conditions, we again delivered a relatively high level of adjusted EBITDA and our operations generated significant cash in the third quarter. Our TiO2 and Alkali businesses generated adjusted EBITDA of $104 million in the quarter excluding LCM charges and delivered cash of $56 million after funding their respective capital expenditures. TiO2 generated adjusted EBITDA of $63 million excluding LCM charges and delivered cash of $24 million despite continued challenging global market conditions. Our performance also reflects the early-stage benefits of our Operational Excellence program in TiO2 focused on reducing operating costs, generating additional cash through significant working capital reductions, reducing discretionary capital expenditures and selling feedstock inventories. We initiated this program earlier this year and expanded it in the third quarter. We expect to see more significant cost reductions and cash generation from this program in 2016 and 2017. Operational Excellence is designed to produce approximately $600 million of additional cash over the period 2015-2017.

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Casey continued: “With its high cash generation capability, our Alkali business continues to be a strong complement to our TiO2 business. Alkali generated $41 million of adjusted EBITDA and delivered $32 million of cash in the quarter after funding its capital expenditures. Alkali continues to perform to expectations and operate in a sold-out mode driven by strong export demand growth and a continued recovery in the domestic market.”

Tronox TiO2

TiO2 segment revenue of $380 million was 11 percent lower than $429 million in the prior-year quarter, primarily the result of lower pigment selling prices. Sales of pigment products declined 18 percent compared to the year-ago quarter, as sales volumes increased 4 percent and average selling prices declined 22 percent (18 percent on a local currency basis). Pigment products sales volume gains were realized in EMEA and Latin America. Sales of titanium feedstocks and co-products, including zircon and rutile products, increased 2 percent versus the year-ago quarter. Higher sales volumes more than offset lower average selling prices. The sales volume increase is primarily attributable to CP titanium slag and ilmenite sales that occurred in the current quarter compared to no sales of either product in the year-ago quarter. Selling prices for CP titanium slag have stabilized at levels modestly above those of a year-ago while selling prices declined in the 5-9 percent range for zircon and rutile products.

Compared sequentially to the second quarter, TiO2 segment revenue of $380 million was 7 percent lower than $409 million, driven primarily by lower selling prices for pigment products and titanium feedstock co-products. Pigment products revenue declined 8 percent, as sales volumes declined 2 percent and average selling prices declined 6 percent (6 percent on a local currency basis). Sales volumes in the Americas were modestly higher while sales volumes in Europe and Asia-Pacific were modestly lower. Selling prices were level in Europe and 5-10 percent lower in the Americas and Asia-Pacific. Finished pigment products inventory was reduced in the third quarter from second quarter levels but remained modestly above normal seasonal levels. Sales of titanium feedstocks and co-products, including zircon and rutile products, were 11 percent lower than the second quarter as sales volumes declined 3 percent and average selling prices declined 8 percent. Zircon sales volumes increased while CP titanium slag sales were lower. Selling prices for CP titanium slag were essentially level to the prior quarter while selling prices declined in the 4-5 percent range for zircon and rutile products.

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TiO2 segment adjusted EBITDA of $63 million excluding $5 million of net non-cash LCM charges compares to adjusted EBITDA of $123 million excluding $1 million of net non-cash LCM charges in the year-ago quarter and $85 million excluding $49 million net non-cash LCM charges in the prior quarter. TiO2 segment operating loss of $26 million compares to operating income of $35 million in the year-ago quarter and an operating loss of $41 million in the prior quarter. With adjusted EBITDA of $63 million excluding net non-cash LCM charges and capital expenditures of $39 million, including $19 million of capital expenditures related to our Fairbreeze mine project, TiO2 delivered $24 million of cash in the quarter despite depressed market conditions.

To conserve operating cash and free up cash unnecessarily trapped in working capital, we continue to adjust production levels to further reduce inventory. In pigment products, processing line curtailments represent approximately 15 percent of total production capacity. In feedstocks and co-products, we have reduced our CP Titanium slag production to a level representing approximately 50 percent of total production capacity. Our mining operations continue to run at full capacity in order to produce zircon and rutile to meet market demand. We expect sales volumes for both pigment products and titanium feedstocks to continue to be unaffected, as we intend to meet demand from reduced production supplemented by inventories.

As part of our cost reduction initiative, TiO2 has commenced a global restructuring of its business to streamline operations and create a more commercially and operationally efficient business. We expect this restructuring to reduce TiO2 annual global workforce costs by approximately $45 million and be completed by the first half of 2016. The estimated total pre-tax charge resulting from this restructuring will be approximately $25 million, which is expected to be principally recorded in the fourth quarter of 2015 and the first quarter of 2016.

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Capital expenditures in TiO2 of $39 million in the third quarter included $19 million related to the Fairbreeze mine project that will produce feedstock to supply the slag furnaces at our KZN Sands operations and provide new zircon and rutile co-products. Preliminary commissioning (known as “hot commissioning”) will begin this quarter and continue through to full production by mid-year 2016. Total capital expenditures related to the Fairbreeze mine from project commencement through 2016 are estimated to be approximately $225 million. Approximately $149 million has been spent from commencement through the third quarter 2015. Fairbreeze is expected to be a net positive contributor to 2016 EBITDA from the sale of zircon and rutile co-products coupled with efficiency gains expected to be realized in downstream smelting and pigment operations from the mine’s high quality ilmenite feedstock.

Tronox Alkali

Alkali segment revenue of $195 million declined 1 percent compared to pro forma revenue of $197 million in the year-ago quarter, as average selling prices increased 5 percent and sales volumes declined 6 percent. Higher selling prices were realized in both export and domestic markets. The sales volume decline was driven primarily by the timing of planned and unplanned maintenance coupled with a power supplier outage during the quarter. Operations have returned to normal as maintenance has been completed and the power supplier outage has been resolved. Compared sequentially to the second quarter, Alkali revenue was 6 percent lower, as average selling prices increased 2 percent and sales volumes declined 9 percent, also the result of maintenance and the supplier outage. Alkali continues to operate in a sold-out mode driven by strong export demand growth and a continued recovery in the domestic market.

Alkali adjusted EBITDA of $41 million increased from pro forma adjusted EBITDA of $38 million in the prior-year quarter, as higher selling prices more than offset costs associated with maintenance and the supplier outage. Compared sequentially, adjusted EBITDA declined from $50 million in the prior quarter, also due to maintenance costs and the supplier outage. Alkali segment operating income of $21 million compares to pro forma operating income of $25 million in the year-ago quarter and $25 million in the prior quarter. Capital expenditures in the third quarter were $9 million. With adjusted EBITDA of $41 million and capital expenditures of $9 million, Alkali delivered cash of $32 million in the third quarter.

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Corporate

Corporate adjusted EBITDA was ($18) million in the third quarter versus pro forma adjusted EBITDA of ($21) million in the year-ago quarter and ($19) million in the prior quarter. The Corporate loss from operations was $16 million compared to a pro forma loss from operations of $24 million in the prior-year quarter and $34 million in the second quarter which included one-time expenses of approximately $21 million related to the Alkali acquisition.

Consolidated

Selling, general and administrative expenses in the third quarter were $55 million, compared to $47 million in the prior-year quarter and $72 million in the second quarter including one-time expenses of approximately $21 million related to the Alkali acquisition. The current year quarters include approximately $10 million related to Alkali business operations that were not incurred in the prior year.

Interest and debt expense of $45 million increased from $34 million in the year-ago quarter primarily due to a higher debt level related to the Alkali acquisition that closed in the second quarter of this year. On September 30, 2015, gross consolidated debt was $3,127 million, and debt, net of cash, was $2,982 million. We had $540 million of liquidity on September 30, 2015. Capital expenditures were $48 million and depreciation, depletion and amortization was $82 million.

Third Quarter 2015 Webcast Conference Call

Thursday November 5, 2015, at 8:30 a.m. ET (New York). The live call is open to the public via Internet broadcast and telephone

Internet Broadcast: http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 51129054

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Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Conference Call Replay: Available via the Internet and telephone beginning on Thursday, November 5, 2015 at 11:30 a.m. ET (New York), until midnight, November 9, 2015.

Internet Replay: www.tronox.com
Dial-in telephone numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: 51129054

Upcoming Conferences

During the fourth quarter 2015 a member of management is scheduled to present at the following conference:

•	TZMI Congress 2015, Shanghai, November 18, 2015

•	Citi Basic Materials, New York, December 1, 2015

Accompanying conference materials will be available at http://investor.tronox.com

About Tronox

Tronox Limited is a global leader in the mining, production, and marketing of inorganic minerals and chemicals. The company operates two vertically integrated businesses: Tronox Titanium Dioxide (TiO2) and Tronox Alkali. For more information, visit www.tronox.com

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company's filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the six months ended June 30, 2015.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited's operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA and adjusted net loss attributable to Tronox. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user's overall understanding of the company's operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company's financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited's ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;

•	Assist investors to assess the company's compliance with financial covenants under its debt instruments;

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies, and

•	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provide useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

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Media Contact: Bud Grebey
Direct: +1.203.705.3721

Investor Contact: Brennen Arndt
Direct: +1.203.705.3722

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TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Net sales	$575	$429	$1,577	$1,337
Cost of goods sold	536	361	1,479	1,184

Gross profit	39	68	98	153
Selling, general and administrative expenses	(55)	(47)	(171)	(138)
Restructuring expense	(5)	(10)	(7)	(10)

Income (loss) from operations	(21)	11	(80)	5
Interest and debt expense, net	(45)	(34)	(131)	(101)
Net loss on liquidation of non-operating subsidiaries	-	(35)	-	(35)
Loss on extinguishment of debt	-	-	-	(8)
Other income, net	23	9	22	12

Loss before income taxes	(43)	(49)	(189)	(127)
Income tax provision	(11)	(41)	(29)	(15)

Net loss	(54)	(90)	(218)	(142)
Net income attributable to noncontrolling interest	6	3	10	9

Net loss attributable to Tronox Limited	$(60)	$(93)	$(228)	$(151)

Loss per share, basic and diluted	$(0.52)	$(0.82)	$(1.97)	$(1.33)

Weighted average shares outstanding, basic and diluted (in thousands)	115,642	114,530	115,529	114,026

Other Operating Data:
Capital expenditures	$48	$39	$141	$106
Depreciation, depletion and amortization expense	$82	$68	$222	$225

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TRONOX LIMITED
SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Net sales	$575	$429	$1,577	$1,337
Cost of goods sold	536	361	1,470	1,184

Gross profit	39	68	107	153
Selling, general and administrative expenses	(53)	(47)	(152)	(138)

Adjusted income (loss) from operations	(14)	21	(45)	15
Interest and debt expense, net	(45)	(34)	(123)	(101)
Loss on extinguishment of debt	-	-	-	(8)
Other income, net	23	9	22	12

Adjusted loss before income taxes	(36)	(4)	(146)	(82)
Income tax benefit (provision)	(11)	13	(29)	39
Adjusted net income (loss)	(47)	9	(175)	(43)
Net income attributable to noncontrolling interest	6	3	10	9

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)*	$(53)	$6	$(185)	$(52)

Basic adjusted income (loss) per share, attributable to Tronox Limited	$(0.46)	$0.05	$(1.60)	$(0.46)

Diluted adjusted income (loss) per share, attributable to Tronox Limited	$(0.46)	$0.05	$(1.60)	$(0.46)

Weighted average shares outstanding, basic (in thousands)	115,642	114,530	115,529	114,026

Weighted average shares outstanding, diluted (in thousands)	115,642	117,063	115,529	114,026

* We believe that the non-U.S. GAAP financial measure “Adjusted net income (loss) attributable to Tronox Limited” and its presentation on a per share basis provides useful information about our operating results to investors and securities analysts. Adjusted earnings excludes the effects related to the acquisition of the Alkali business, restructuring expense, net loss on liquidation on non-operating subsidiaries and certain tax related adjustments. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

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TRONOX LIMITED
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (U.S. GAAP)
TO ADJUSTED NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Net loss attributable to Tronox Limited (U.S. GAAP)	$(60)	$(93)	$(228)	$(151)

Acquisition related expense (a)	2	-	36	-
Restructuring expense (b)	5	10	7	10
Net loss on liquidation of non-operating subsidiaries (c)	-	35	-	35
Tax valuation allowance in The Netherlands (d)	-	56	-	56
Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items (e)	-	(2)	-	(2)

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)	$(53)	$6	$(185)	$(52)

Diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.52)	$(0.82)	$(1.97)	$(1.33)

Acquisition related expense, per diluted share	0.02	-	0.31	-
Restructuring expense, per diluted share	0.04	0.09	0.06	0.09
Net loss on liquidation of non-operating subsidiaries, per diluted share	-	0.31	-	0.31
Tax valuation allowance in The Netherlands	-	0.49	-	0.49
Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items, per diluted share	-	(0.02)	-	(0.02)

Diluted adjusted income (loss) per share attributable to Tronox Limited (Non-U.S. GAAP)	$(0.46)	$0.05	$(1.60)	$(0.46)

Weighted average shares outstanding, diluted (in thousands)	115,642	117,063	115,529	114,026

(a)	One-time non-operating items and the effect of acquisitions.

(b)	Represents severance costs associated with the shutdown of our sodium chlorate plant and other global TiO2 restructuring efforts.

(c)	Represents the liquidation of non-operating subsidiaries, Tronox Pigments International GmbH in 2014 and the Zurich branch of Tronox Luxembourg S.a.r.l. in 2013.

(d)	Represents an adjustment to account for a full valuation allowance for Netherlands deferred tax assets, which include a $42 million provision and a $14 million reversal of 2014 tax benefits.

(e)	Represents the tax and noncontrolling impact on items references in notes (a) and (b)

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TRONOX LIMITED
SEGMENT INFORMATION
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Sales

TiO2 segment	$380	$429	$1,174	$1,337
Alkali segment	195	-	403	-

Net sales	$575	$429	$1,577	$1,337

Income (loss) from operations

TiO2 segment	$(26)	$35	$(58)	$61
Alkali segment	21	-	46	-
Corporate	(16)	(24)	(68)	(56)

Income (loss) from operations	(21)	11	(80)	5
Interest and debt expense, net	(45)	(34)	(131)	(101)
Net loss on liquidation of non-operating subsidiaries	-	(35)	-	(35)
Loss on extinguishment of debt	-	-	-	(8)
Other income, net	23	9	22	12

Loss before income taxes	(43)	(49)	(189)	(127)
Income tax provision	(11)	(41)	(29)	(15)

Net loss	(54)	(90)	(218)	(142)
Net income attributable to noncontrolling interest	6	3	10	9

Net loss attributable to Tronox Limited	$(60)	$(93)	$(228)	$(151)

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TRONOX LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30,	December 31
ASSETS	2015	2014
Current Assets
Cash and cash equivalents	$145	$1,276
Restricted cash	4	3
Accounts receivable, net of allowance for doubtful accounts	453	277
Inventories, net	715	770
Prepaid and other assets	62	42
Deferred tax assets	6	13

Total current assets	1,385	2,381

Noncurrent Assets
Property, plant and equipment, net	1,903	1,227
Mineral leaseholds, net	1,661	1,058
Intangible assets, net	252	272
Inventories, net	17	57
Long-term deferred tax assets	6	9
Other long-term assets	72	61

Total assets	$5,296	$5,065

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$179	$160
Accrued liabilities	141	147
Short-term debt	150	-
Long-term debt due within one year	16	18
Income taxes payable	29	32
Deferred tax liabilities	6	9

Total current liabilities	521	366

Noncurrent Liabilities
Long-term debt	2,961	2,375
Pension and postretirement healthcare benefits	160	172
Asset retirement obligations	76	85
Long-term deferred tax liabilities	162	204
Other long-term liabilities	100	75

Total liabilities	3,980	3,277

Shareholders’ Equity

Tronox Limited Class A ordinary shares, par value $0.01 — 65,519,623 shares issued and 64,499,978 shares outstanding at September 30, 2015 and 65,152,145 shares issued and 63,968,616 shares outstanding at December 31, 2014	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at September 30, 2015 and December 31, 2014.	-	-
Capital in excess of par value	1,495	1,476
Retained earnings	212	529
Accumulated other comprehensive loss	(531)	(396)

Total shareholders' equity	1,177	1,610
Noncontrolling interest	139	178

Total equity	1,316	1,788

Total liabilities and equity	$5,296	$5,065

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TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,

	2015	2014

Cash Flows from Operating Activities:
Net loss	$(218)	$(142)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	222	225
Deferred income taxes	(4)	(13)
Share-based compensation expense	17	17
Amortization of deferred debt issuance costs and discount on debt	8	7
Pension and postretirement healthcare benefit expense	4	4
Net loss on liquidation of non-operating subsidiaries	-	35
Loss on extinguishment of debt	-	8
Other noncash items affecting net loss	(4)	4
Contributions to employee pension and postretirement plans	(16)	(15)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(36)	(4)
(Increase) decrease in inventories	90	(42)
(Increase) decrease in prepaid and other assets	4	2
Increase (decrease) in accounts payable and accrued liabilities	(35)	(12)
Increase (decrease) in income taxes payable	12	18
Other, net	1	(3)

Cash provided by operating activities	45	89

Cash Flows from Investing Activities:
Capital expenditures	(141)	(106)
Acquisition of business	(1,653)	-

Cash used in investing activities	(1,794)	(106)

Cash Flows from Financing Activities:
Repayments of debt	(13)	(16)
Proceeds from debt	750	-
Debt issuance costs	(15)	(2)
Dividends paid	(88)	(87)
Proceeds from the exercise of warrants and options	3	5

Cash provided by (used in) financing activities	637	(100)

Effects of exchange rate changes on cash and cash equivalents	(19)	(16)

Net decrease in cash and cash equivalents	(1,131)	(133)
Cash and cash equivalents at beginning of period	1,276	1,475

Cash and cash equivalents at end of period	$145	$1,342

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TRONOX LIMITED
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Net loss	$(54)	$(90)	$(218)	$(142)

Interest and debt expense, net	45	34	131	101
Interest income	(1)	(4)	(5)	(10)
Income tax provision	11	41	29	15
Depreciation, depletion and amortization expense	82	68	222	225

EBITDA	83	49	159	189

Amortization of inventory step-up from purchase accounting	-	-	9	-
Adjustment of transfer tax due to 2012 acquisition	-	-	(11)	-
Alkali transaction costs (a)	2	-	29	-
Share-based compensation	4	6	17	17
Restructuring expense	5	10	7	10
Net loss on liquidation of non-operating subsidiaries	-	35	-	35
Loss on extinguishment of debt	-	-	-	8
Foreign currency remeasurement	(20)	(4)	(16)	-
Other items (b)	7	4	18	13

Adjusted EBITDA	$81	$100	$212	$272

Adjusted EBITDA by Segment

Tio2 segment	$58	$122	$179	$330
Alkali segment	41	-	91	-
Corporate	(18)	(22)	(58)	(58)

	$81	$100	$212	$272

(a)	Transaction costs consist of costs associated with the acquisition of the Alkali business, including banking fees, legal and professional fees.

(b)	Includes noncash pension and postretirement costs, accretion expense, severance expense, and other items.

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